Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Renatus Tactical Acquisition Corp I
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Units(2)(3)	457(a)	4,025,000(3)	$10.00	$40,250,000	0.0001531	$6,162.28
Fees Previously Paid	Equity	Class A ordinary shares included as part of the units(4)	457(a)	4,025,000	—	—	—	—(5)
Fees Previously Paid	Equity	Redeemable warrants to acquire one Class A ordinary share included as part of the units(4)	457(a)	2,012,500	—	—	—	—(5)
Fees to Be Paid	Equity	Class A ordinary shares underlying redeemable warrants included as part of the units(4)	457(a)	2,012,500	$11.50	$23,143,750	0.0001531	$3,543.31
Total Offering Amounts						$63,393,750		$9,705.58
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$9,705.58

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) of the Securities Act

(2)	Each unit consisting of one Class A ordinary share and one-half of one redeemable public warrant.

(3)
Represents only the additional number of securities being registered. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333- 285842). Includes 525,000 units, consisting of 525,000 shares of Class A common stock and 262,500 redeemable warrants that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(4)
Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.

(5)	No fee pursuant to Rule 457(g).